UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential for Use of the Commission Only (as permitted by Rule 14a-6[e][2])

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
BERKSHIRE HATHAWAY INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

BERKSHIRE HATHAWAY INC.

3555 Farnam Street

Omaha, Nebraska 68131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 3, 2025

TO THE SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of the Shareholders of Berkshire Hathaway Inc. will be held at the CHI Health Center, 455 North 10th Street, Omaha, Nebraska, on May 3, 2025 at 2:00 p.m. Central Time for the following purposes:

1.	To elect directors.

2.–8.	To act on seven shareholder proposals if properly presented at the meeting.

9.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 5, 2025 as the record date for determining the shareholders having the right to vote at the meeting or any adjournment thereof. A list of such shareholders will be available for examination by a shareholder for any purpose germane to the meeting during ordinary business hours at the offices of the Corporation at 3555 Farnam Street, Omaha, Nebraska, during the ten days prior to the meeting.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Voting will ensure you are represented at the Annual Meeting, regardless of whether you plan to attend the Annual Meeting. You may cast your vote over the Internet, by telephone, by mail or during the Annual Meeting.

By order of the Board of Directors

MARC D. HAMBURG, Secretary

Omaha, Nebraska

March 14, 2025

A shareholder may request credentials for admission to the meeting by completing and promptly returning to the Company the meeting credential order form accompanying this notice. Otherwise, meeting credentials may be obtained at the meeting by persons identifying themselves as shareholders as of the record date. Possession of a proxy card, a voting information form received from a bank or broker or a broker’s statement showing shares owned on March 5, 2025 along with proper identification will be required.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 3, 2025.

The Proxy Statement for the Annual Meeting of Shareholders to be held on May 3, 2025 and the 2024 Annual Report to the Shareholders are available at www.berkshirehathaway.com/eproxy.

BERKSHIRE HATHAWAY INC.

3555 Farnam Street

Omaha, Nebraska 68131

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

May 3, 2025

This statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Berkshire Hathaway Inc. (hereinafter “Berkshire” or “Corporation” or “Company”) of proxies in the accompanying form for the Annual Meeting of Shareholders to be held on Saturday, May 3, 2025 at 2:00 p.m. Central Time at the CHI Health Center, Omaha, Nebraska and at any adjournment thereof. This proxy statement and the enclosed form of proxy were first sent to shareholders on or about March 14, 2025. If the form of proxy enclosed herewith is executed and returned as requested, it may nevertheless be revoked at any time prior to exercise by filing an instrument revoking it or a duly executed proxy bearing a later date. Solicitation of proxies will be made at the Corporation’s expense. The Corporation will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its common stock.

As of the close of business on March 5, 2025, the record date for the Annual Meeting, the Corporation had outstanding and entitled to vote 544,953 shares of Class A Common Stock (hereinafter called “Class A Stock”) and 1,339,905,639 shares of Class B Common Stock (hereinafter called “Class B Stock”). Each share of Class A Stock is entitled to one vote per share and each share of Class B Stock is entitled to one-ten-thousandth (1/10,000) of one vote per share on all matters submitted to a vote of shareholders of the Corporation. The Class A Stock and Class B Stock vote together as a single class on the matters described in this proxy statement. Only shareholders of record at the close of business on March 5, 2025 are entitled to vote at the Annual Meeting or at any adjournment thereof.

The presence at the meeting, in person or by proxy, of the holders of Class A Stock and Class B Stock holding in the aggregate a majority of the voting power of the Corporation’s stock entitled to vote shall constitute a quorum for the transaction of business. A plurality of the votes properly cast for the election of directors by the shareholders attending the meeting, in person or by proxy, will elect directors to office. However, pursuant to the Berkshire Hathaway Inc. Corporate Governance Guidelines, if a director nominee in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” that director’s election, the nominee shall promptly offer his or her resignation to the Board. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action. The Corporation will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

A majority of votes properly cast upon any other question shall decide the question. Abstentions will count for purposes of establishing a quorum, but will not count as votes cast for the election of directors or any other question. Accordingly, abstentions will have no effect on the election of directors and are the equivalent of an “against” vote on matters requiring a majority of votes properly cast to decide the question. Broker non-votes will not count for purposes of establishing a quorum or as votes cast for the election of directors or any other question and accordingly will have no effect. Shareholders who submit proxies prior to the meeting but attend the meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies submitted by other shareholders. Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials, voting instruction form or the proxy card you received.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 3, 2025.

The Proxy Statement for the Annual Meeting of Shareholders to be held on May 3, 2025 and the 2024 Annual Report to the Shareholders are available at www.berkshirehathaway.com/eproxy.

1.	ELECTION OF DIRECTORS

At the 2025 Annual Meeting of Shareholders, a Board of Directors consisting of 13 members will be elected, each director to hold office until a successor is elected and qualified, or until the director resigns, is removed or becomes disqualified.

The Governance, Compensation and Nominating Committee (“Governance Committee”) has established certain attributes that it seeks in identifying candidates for directors. In particular, the Governance Committee looks for individuals who have very high integrity, business savvy, an owner-oriented attitude, a deep genuine interest in Berkshire and have had a significant investment in Berkshire shares relative to their resources for at least three years. These are the same attributes that Warren Buffett, Berkshire’s Chairman and CEO, believes to be essential if one is to be an effective member of the Board of Directors. In considering candidates for director, the Governance Committee considers the entirety of each candidate’s credentials in the context of these attributes. In the judgment of the Governance Committee as well as that of the Board as a whole, each of the candidates being nominated for director possesses such attributes.

During 2024, the Board of Directors amended Berkshire’s Corporate Governance Guidelines regarding director qualifications. The amendment provides that except as follows, a director will no longer be eligible for reelection after his or her 80th birthday.

1)

Any Director who also serves as the Chief Executive Officer of the Company shall retire from the Board effective upon his or her retirement from the Company unless requested by the independent directors to continue as a director.

2)	Any Director who controls a 5% or greater voting interest in the Company will be eligible to be reelected after his or her 80th birthday.

Accordingly, Mr. Ronald Olson who is 83 and has been a Berkshire Director since 1997 is not eligible to stand for reelection.

Upon the recommendation of the Governance Committee and Mr. Buffett, the Board of Directors has nominated for election the other 13 current directors.

WARREN E. BUFFETT, age 94, has been a director and the controlling shareholder of the Corporation since 1965 and has been its Chairman and Chief Executive Officer since 1970. Mr. Buffett was a director of The Kraft Heinz Company until April 2018.

Additional Qualifications:

Warren Buffett brings to the Board his 55 years of experience as Chairman and CEO of the Corporation.

GREGORY E. ABEL, age 62, has been a director of the Corporation and the Corporation’s Vice Chairman – Non-Insurance Operations since 2018. Between 2008 and 2018, Mr. Abel served as the Chief Executive Officer of Berkshire Hathaway Energy Company (“BHE”), a wholly owned Berkshire subsidiary. Mr. Abel has served as BHE’s Chairman since 2011. Mr. Abel served as a director of The Kraft Heinz Company until May 2024. He was a director of AEGIS Insurance Services Inc., a provider of property and liability insurance for the energy industry, from 2016 – 2023. Mr. Abel is also a current director and Chairman Emeritus of the Horatio Alger Association of Distinguished Americans, Inc.

Additional Qualifications:

Gregory Abel brings to the Board his 32 years of experience in various positions at BHE, including serving as its Chairman and CEO and seven years of experience overseeing Berkshire’s non-insurance businesses. He also brings to the Board his experience as a former director of The Kraft Heinz Company.

HOWARD G. BUFFETT, age 70, has been a director of the Corporation since 1993. Since 1999, Mr. Buffett has been the Chairman and Chief Executive Officer of the Howard G. Buffett Foundation, a charitable foundation that directs funding for humanitarian and conservation related issues. Mr. Buffett also serves on the boards of several other charitable organizations. Mr. Buffett was the Sheriff of Macon County, Illinois between September 2017 and December 2018.

Additional Qualifications:

Howard Buffett brings to the Board his experience as the owner of a small business, as a past senior executive of a public corporation, as a former director of other public corporations and as the Chairman and CEO of a large charitable foundation.

SUSAN A. BUFFETT, age 71, has been a director of the Corporation since 2021. For more than the past five years, she has been the Chairman of The Sherwood Foundation and the Chairman of The Susan Thompson Buffett Foundation, each of which is a private grant-making foundation based in Omaha, NE. Ms. Buffett also serves on the boards of several other charitable organizations.

Additional Qualifications:

Susan Buffett brings to the Board her experience as the board chair of two large charitable foundations and as a board member of several other charitable organizations.

STEPHEN B. BURKE, age 66, has been a director of the Corporation since 2009. Mr. Burke was the Chairman and Chief Executive Officer of NBCUniversal, a media and technology company, from 2011 through 2020. From 1998 until 2011, Mr. Burke was the President of Comcast Cable. In 2020, Mr. Burke founded Madison Valley Partners, which invests in the Rocky Mountain area and outdoor oriented companies. He is also a director of JPMorgan Chase & Co., a leading financial services firm. He was a director of Snowflake Inc., a technology company from May 2023 through May 2024.

Additional Qualifications:

Stephen Burke brings to the Board his experience as a senior executive of a public corporation and his financial expertise as a director of a major banking institution.

KENNETH I. CHENAULT, age 73, has been a director of the Corporation since 2020. Mr. Chenault has served as Chairman and a Managing Director of General Catalyst, a venture capital firm, since February 2018. Mr. Chenault previously served as Chief Executive Officer of American Express Company, a financial services company, from January 2001 to February 2018, and as Chairman of American Express Company from April 2001 to February 2018. Mr. Chenault joined American Express in 1981 as Director of Strategic Planning and served subsequently in a number of increasingly senior positions, including Vice Chairman and President and Chief Operating Officer, until his appointment as Chief Executive Officer. Mr. Chenault is a director of Airbnb, a global platform for unique stays and experiences. Mr. Chenault previously served on the boards of directors of Facebook Inc. between 2018 and 2020, International Business Machines Corporation between 1998 and 2019 and The Procter & Gamble Company between 2008 and 2019. Mr. Chenault also serves as a trustee or director of several charitable and non-profit organizations.

Additional Qualifications:

Kenneth Chenault brings to the Board his experience and financial expertise as a past CEO of a large financial services public corporation and a director of other public corporations.

CHRISTOPHER C. DAVIS, age 59, has been a director since 2021. Since 1998, he has served as the Chairman of Davis Advisors, an investment management firm. Mr. Davis is also a director of a number of mutual funds advised by Davis Select Advisers as well as other entities controlled by Davis Select Advisers. He is also a director of The Coca-Cola Company and Graham Holdings Company.

Additional Qualifications:

Christopher Davis brings to the Board his experience and financial expertise as the chairman of a large investment management and counseling firm and as a director of two public corporations.

SUSAN L. DECKER, age 62, has been a director of the Corporation since 2007. Ms. Decker also serves on the boards of directors of Costco Wholesale Corporation, Vail Resorts, Inc., Chime, Automattic and Vox Media. She is Chief Executive Officer and Founder of Raftr, a community experience platform. From June 2000 to April 2009, Ms. Decker held various executive management positions at Yahoo! Inc., a global Internet brand, including President (June 2007 to April 2009), head of the Advertiser and Publisher Group (December 2006 to June 2007) and Chief Financial Officer (June 2000 to June 2007). Before Yahoo!, Ms. Decker spent 14 years with Donaldson, Lufkin & Jenrette. She is a Chartered Financial Analyst and served on the Financial Accounting Standards Advisory Council for a four-year term, from 2000 to 2004.

Additional Qualifications:

Susan Decker brings to the Board her experience as a past senior executive of a public corporation and a director of public corporations and her financial expertise as a former equity securities analyst and a former member of the Financial Accounting Standards Advisory Council.

CHARLOTTE GUYMAN, age 68, has been a director of the Corporation since 2003. Ms. Guyman serves as a director of a start-up entity, Landings Holdings, a trustee of Lakeside School and an advisor for the University of Washington Brotman Baty Institute of Precision Medicine. She was a general manager with Microsoft Corporation until July 1999.

Additional Qualifications:

Charlotte Guyman brings to the Board her experience as a past senior executive of a public corporation and her financial expertise as the former chairman of a major academic medical center.

AJIT JAIN, age 73, has been a director of the Corporation and the Corporation’s Vice Chairman – Insurance Operations since 2018. Mr. Jain has been employed by the Berkshire Hathaway Insurance Group since 1986 and has been an Executive Vice President of National Indemnity Company, a wholly owned Berkshire subsidiary, since 1996.

Additional Qualifications:

Ajit Jain brings to the Board his 38 years of experience in managing Berkshire’s reinsurance operations, one of its most important businesses. During this period he has been responsible for overseeing the assessment and pricing of many of the largest and most complex risks ever insured and as a result generating billions of dollars of capital for deployment by the Corporation.

THOMAS S. MURPHY, JR., age 65, was elected a director of the Corporation on December 19, 2022. For more than the past five years he has been a partner of Crestview Partners, a private equity firm he co-founded in 2004. Prior to starting Crestview Partners, Mr. Murphy was a partner at Goldman Sachs & Co. In addition to serving on the boards of several private companies, Mr. Murphy serves on the boards of New York University, NYU-Langone Health and the Inner-City Scholarship Fund.

Additional Qualifications:

Thomas Murphy brings to the Board his substantial financial experience as a partner of Crestview Partners and as a partner of Goldman Sachs & Co.

WALLACE R. WEITZ, age 75, was elected a director of the Corporation on April 30, 2022. Mr. Weitz founded the investment management firm Weitz Investment Management, Inc. in 1983 as Wallace R. Weitz & Company and has since served in various roles at Weitz Investment Management, including Chief Investment Officer, President and Portfolio Manager. Mr. Weitz manages the Partners III Opportunity Fund and co-manages the Weitz Multi-Cap Equity Fund, each of which is managed by Weitz Investment Management. He is on the board of directors of Cable One, a leading broadband communication provider. Mr. Weitz serves on the board of the Joslyn Art Museum and certain other non-profit boards.

Additional Qualifications:

Wallace Weitz brings to the Board his substantial financial experience as an investor in public companies and as a director of a public company.

MERYL B. WITMER, age 63, has been a director of the Corporation since 2013. For more than the past five years, Ms. Witmer has been a managing member of the General Partner of Eagle Capital Partners, L.P., an investment partnership. From 1989 through the end of 2000, she was one of two General Partners at Buchanan Parker Asset Management which managed Emerald Partners L.P., an investment partnership.

Additional Qualifications:

Meryl Witmer brings to the Board her experience and financial expertise as a manager of an investment fund.

When the accompanying proxy is properly executed and submitted, the shares it represents will be voted in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in favor of the election of the 13 nominees identified above. The Corporation expects each nominee to be able to serve if elected, but if any nominee notifies the Corporation before the Annual Meeting that he or she is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by the directors, may be voted (i) for a substitute nominee or nominees or (ii) to elect such lesser number to constitute the whole Board as equals the number of nominees who are able to serve.

Directors’ Independence

The Governance Committee of the Board of Directors has concluded that the following directors are independent in accordance with the director independence standards of the Securities and Exchange Commission pursuant to Item 407(a) of Regulation S-K and has determined that none of them has a material relationship with the Corporation that would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director: Stephen B. Burke; Kenneth I. Chenault; Christopher C. Davis; Susan L. Decker; Charlotte Guyman; Thomas S. Murphy, Jr.; Wallace R. Weitz; and Meryl B. Witmer.

Howard G. Buffett and Susan A. Buffett are children of Warren E. Buffett. Ronald L. Olson is a partner of the law firm of Munger, Tolles & Olson LLP. Munger, Tolles & Olson LLP rendered legal services to the Corporation and its subsidiaries in 2024 and has been rendering services in 2025. The Corporation and its subsidiaries paid fees of $21.2 million to Munger, Tolles & Olson LLP during 2024.

Board of Directors’ Leadership Structure and Role in Risk Oversight

Warren E. Buffett is Berkshire’s Chief Executive Officer and Chairman of the Board of Directors. He is Berkshire’s largest shareholder and owns shares of Berkshire that represent approximately 30.3% of the voting interest and 14.3% of the economic interest. As such he may be deemed to be Berkshire’s controlling shareholder. It is Mr. Buffett’s opinion that a controlling shareholder who is active in the business, as is currently the case and has been the case for Mr. Buffett for over 50 years, should hold both roles. This opinion is shared by Berkshire’s Board of Directors.

Mr. Buffett and the other members of the Board of Directors extensively discuss succession planning at each meeting of the Board. Upon his death or inability to manage Berkshire, no member of the Buffett family will be involved in managing Berkshire but, as very substantial Berkshire shareholders, the Buffett family will assist the Board of Directors in picking and overseeing the CEO selected to succeed Mr. Buffett. At that time, Mr. Buffett believes it would be prudent to have a member of the Buffett family serve as the non-executive Chairman of the Board. Ultimately, however, that decision will be the responsibility of the then Board of Directors.

Susan A. Decker is the Board’s lead independent director. Berkshire’s lead independent director does not represent the Board in communications with shareholders and other stakeholders. It is Berkshire’s policy to generally limit such communications to a nearly five-hour question and answer (“Q&A”) session with Berkshire shareholders and stakeholders held each year prior to Berkshire’s annual shareholders meeting. At this session Berkshire’s shareholders and stakeholders have the opportunity to ask questions to Berkshire’s Chairman and its two Vice Chairmen (Warren Buffett, Greg Abel and Ajit Jain).

Each Q&A session is held in Omaha, Nebraska and is televised and streamed by CNBC. Attendees in Omaha as well as shareholders and stakeholders not able to attend the Q&A session are able to ask questions. Questions from those not in attendance can be sent to an independent business reporter (currently Becky Quick of CNBC). Ms. Quick selects questions she believes will have the widest interest. At the Q&A session questions are alternated between shareholders and stakeholders attending in person and Ms. Quick.

Berkshire’s annual report, including Warren Buffett’s annual letter to shareholders, as well as its periodic reports filed with the SEC are posted to Berkshire’s web site at www.berkshirehathaway.com. Other than the annual Q&A session and the posting of Berkshire’s annual report and its periodic SEC filings on the internet, Berkshire’s Board does not routinely have communications selectively with shareholders or stakeholders.

As lead independent director, Ms. Decker along with the Board’s Governance, Compensation and Nominating Committee provide recommendations to Warren Buffett regarding potential director candidates. In addition, Ms. Decker provides suggestions to Mr. Buffett and other members of the Board regarding the Board size and composition if Warren Buffett is no longer able to serve as Berkshire’s CEO and Chairman of the Board.

The full Board of Directors has responsibility for general oversight of risks. It receives reports from Mr. Buffett and other members of senior management at least twice a year on areas of risk facing the Corporation. In addition, as part of its charter, the Audit Committee discusses Berkshire’s policies with respect to risk assessment and risk management. Berkshire’s chief risk officer is its Chairman and CEO, Warren Buffett. Mr. Buffett and the members of the Audit Committee believe it is important that the full Board have overall responsibility for risk oversight. Berkshire rarely utilizes outside advisors to anticipate future threats and trends. Mr. Buffett along with Berkshire’s two Vice Chairmen are continually assessing risks.

Board of Directors’ Meetings

Board of Directors’ actions were taken in 2024 at the Annual Meeting of Directors that followed the 2024 Annual Meeting of Shareholders and at two special meetings. Each then current director attended all meetings of the Board and of the Committees of the Board on which he or she served. Directors are encouraged but not required to attend annual meetings of the Corporation’s shareholders.

Meetings of Independent Directors

Three meetings of independent directors were held during 2024. A shareholder or other interested party wishing to contact the non-management directors or independent directors, as applicable, should send a letter to the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131. The mailing envelope must contain a clear notation that the enclosed letter is to be forwarded to the Corporation’s non-management directors or independent directors, as applicable.

Board of Directors’ Committees

The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934. During 2024, the Audit Committee consisted of Susan L. Decker, Christopher C. Davis, Wallace R. Weitz and Meryl B. Witmer. The Board of Directors has determined that Ms. Decker is an “audit committee financial expert” as that term is used in Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act. All current members of the Audit Committee meet the criteria for independence set forth in Rule 10A-3 under the Securities Exchange Act and in Section 303A of the New York Stock Exchange Listed Company Manual. The Audit Committee assists the Board with oversight of a) the integrity of the Corporation’s financial statements, b) the Corporation’s compliance with legal and regulatory requirements and c) the qualifications and independence of the Corporation’s independent public accountants and internal audit function. The Audit Committee meets periodically with the Corporation’s independent public accountants, Director of Internal Auditing and members of management and reviews the Corporation’s accounting policies and internal controls. The Audit Committee also selects the firm of independent public accountants to be retained by the Corporation to perform the audit. The Audit Committee held six meetings during 2024. The amended Audit Committee Charter is available on Berkshire’s website at www.berkshirehathaway.com.

The Board of Directors has established a Governance, Compensation and Nominating Committee (“Governance Committee”) and adopted a charter to define and outline the responsibilities of its members. A copy of the Governance Committee’s Charter is available on Berkshire’s website at www.berkshirehathaway.com. During 2024, the Governance Committee consisted of Stephen B. Burke, Kenneth I. Chenault, Charlotte Guyman and Thomas S. Murphy, Jr., all of whom are independent directors in accordance with the New York Stock Exchange director independence standards.

The role of the Governance Committee is to assist the Board of Directors by a) recommending governance guidelines applicable to Berkshire; b) identifying, evaluating and recommending the nomination of Board members; c) setting the compensation of Berkshire’s Chief Executive Officer and performing other compensation oversight; and d) assisting the Board with other related tasks, as assigned from time to time. The Governance Committee met once during 2024.

Director Nominations

Berkshire does not have a policy regarding the consideration of diversity in identifying nominees for director. In identifying director nominees, the Governance Committee does not seek diversity, however defined. Instead, as previously discussed, the Governance Committee looks for individuals who have very high integrity, business savvy, an owner-oriented attitude, a deep genuine interest in the Company and have had a significant investment in Berkshire shares relative to their resources for at least three years. With respect to the selection of director nominees at the 2025 Annual Meeting of Shareholders, the Governance Committee recommends the Board nominate the 13 of the 14 directors currently serving on the Board.

Berkshire’s Governance Committee has a policy under which it will consider director recommendations presented by shareholders. A shareholder wishing to submit such a recommendation should send a letter to the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131. The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The Secretary must receive the recommendation by December 15, 2025, for it to be considered by the Committee for the 2026 Annual Meeting of Shareholders. The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications. At a minimum, candidates recommended for nomination to the Board of Directors must meet the director independence standards of the New York Stock Exchange. The Governance Committee’s policy provides that candidates recommended by shareholders will be evaluated using the same criteria as are applied to all other candidates. In particular, any recommended candidate should own Berkshire stock that has represented a substantial portion of the candidate’s investment portfolio for at least three years.

Code of Business Conduct and Ethics

The Corporation has adopted a Code of Business Conduct and Ethics for all Berkshire directors, officers and employees as well as directors, officers and employees of each of its subsidiaries. The Code of Business Conduct and Ethics is available on Berkshire’s website at www.berkshirehathaway.com.

Related Persons Transactions

The Charter of the Audit Committee requires that the Audit Committee approve or ratify any Related Persons Transaction (“Transaction”) as defined in the regulations of the Securities and Exchange Commission. The Audit Committee has established procedures that require that all requests for approval of proposed Transactions or ratification of Transactions be referred to the Chairperson of the Audit Committee or directly to the full committee. The full committee reviews any Transaction which the Chairperson concludes is material to the Company or which the Chairperson is unable to review. Only Transactions which the Audit Committee or its Chairperson finds to be in the best interests of Berkshire and its shareholders are approved or ratified. The Chairperson reports all Transactions which she reviews to the Audit Committee annually for ratification.

Governance Committee Interlocks and Insider Participation

The Governance Committee of our Board of Directors currently consists of Charlotte Guyman, Stephen B. Burke, Kenneth I. Chenault and Thomas S. Murphy, Jr. None of these individuals has at any time been an officer or employee of the Company. During 2024, none of our executive officers served as a member of the board of directors or compensation committee of any entity for which a member of our Board of Directors served as an executive officer.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to promote effective governance of the Corporation. The Corporate Governance Guidelines are available on Berkshire’s website at www.berkshirehathaway.com.

Report of the Governance, Compensation and Nominating Committee

February 7, 2025

To the Board of Directors of Berkshire Hathaway Inc.

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2025 Shareholder Meeting Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”). Based on our review and discussion with management, we recommend that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Submitted by the members of the Governance, Compensation and Nominating Committee of the Board of Directors.

Charlotte Guyman, Chairperson	Kenneth I. Chenault
Stephen B. Burke	Thomas S. Murphy, Jr.

Compensation Discussion and Analysis

Berkshire’s program regarding compensation of its executive officers is different from most public company programs. Mr. Buffett’s compensation is reviewed annually by the Governance Committee of the Corporation’s Board of Directors. Due to Mr. Buffett’s desire that his compensation remain unchanged, the Committee has not proposed an increase in Mr. Buffett’s compensation since the Committee was created in 2004. Prior to that time, Mr. Buffett recommended to the Board of Directors the amount of his compensation. Mr. Buffett’s annual compensation has been $100,000 for more than 40 years and Mr. Buffett has advised the Committee that he would not expect or desire such compensation to increase in the future.

The Committee has established a policy that neither the profitability of Berkshire nor the market value of its stock are to be considered in the compensation of any executive officer. Under the Committee’s compensation policy, Berkshire never intends to use Berkshire stock in compensating employees. The Committee has delegated to Mr. Buffett the responsibility for setting the compensation of Mr. Abel, Vice Chairman-Non Insurance Operations, Mr. Jain, Vice Chairman-Insurance Operations and Marc Hamburg, Berkshire’s Senior Vice President/Chief Financial Officer and Secretary.

Mr. Buffett will on occasion utilize Berkshire personnel and/or have Berkshire pay for minor items such as postage/delivery fees that are personal. Mr. Buffett reimburses Berkshire for these costs by making an annual payment to Berkshire in an amount that is equal to or greater than the costs that Berkshire has incurred on his behalf. During 2024, Mr. Buffett reimbursed Berkshire $50,000. Berkshire provides personal and home security services for Mr. Buffett. The cost for these services was $305,111 in 2024. Berkshire’s Board of Directors believe that in light of Mr. Buffett’s critical role as Berkshire’s CEO and given that Mr. Buffett spends a significant amount of his time while at home on Berkshire business matters that such costs represent bona fide business expenses. None of Berkshire’s named executive officers use Company cars or belong to clubs to which the Company pays dues. It should also be noted that Mr. Buffett does not utilize corporate-owned aircraft for personal use. Mr. Buffett is personally a fractional NetJets owner, paying standard rates, and he uses Berkshire-owned aircraft for business purposes only.

Factors considered by Mr. Buffett in setting the compensation for Mr. Abel, Mr. Jain and Mr. Hamburg are typically subjective, such as his perception of each of their performance and any changes in functional responsibility. Prior to the appointments of Mr. Abel and Mr. Jain as Berkshire Vice Chairmen in 2018, Mr. Buffett set the compensation for each of the CEOs of Berkshire’s significant operating businesses. However, since 2018, it has been the responsibility of Mr. Jain to set the compensation for the CEOs of Berkshire’s insurance businesses and the responsibility of Mr. Abel to set the compensation for the CEOs of Berkshire’s other businesses. Mr. Jain and Mr. Abel use the same general criteria as had been used by Mr. Buffett. Many different incentive arrangements are utilized, with their terms dependent on such elements as the economic potential or capital intensity of the business. The incentives can be large and are always tied to the operating results for which the CEO has authority and are related to measures over which the CEO has control.

The following table discloses the compensation received for the three years ended December 31, 2024 by the Corporation’s Chief Executive Officer, its other executive officers and its Chief Financial Officer.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation			All Other Compensation	Total Compensation
		Salary	Bonus
Warren E. Buffett	2024	$100,000	$—		$305,111 (1)	$405,111
Chief Executive Officer/Chairman	2023	100,000	—		313,595 (1)	413,595
	2022	100,000	—		301,589 (1)	401,589

Gregory E. Abel	2024	21,000,000	—		17,250 (3)	21,017,250
Vice Chairman-Non Insurance Operations	2023	20,000,000	—		16,500 (3)	20,016,500
	2022	16,000,000	3,000,000	(2)	15,250 (3)	19,015,250

Ajit Jain	2024	21,000,000	—		17,250 (3)	21,017,250
Vice Chairman-Insurance Operations	2023	20,000,000	—		16,500 (3)	20,016,500
	2022	16,000,000	3,000,000	(2)	15,250 (3)	19,015,250

Marc D. Hamburg	2024	4,062,500	—		18,546 (3)	4,081,046
Senior Vice President/CFO	2023	3,812,500	—		40,961 (3)	3,853,461
	2022	3,567,300	—		17,330 (3)	3,584,630

(1)
Represents the costs of personal and home security services provided for Mr. Buffett and paid by Berkshire. The costs of personal and home security are being reported as all other compensation as required by SEC Release No. 33872A.

(2)	Discretionary bonus authorized by Mr. Buffett.

(3)	Represents contributions to subsidiary defined contribution plans. Also includes personal aircraft use by Mr. Hamburg of $1,296 in 2024, $24,461 in 2023 and $2,080 in 2022.
PAY VERSUS PERFORMANCE TABLE

Year	Summary (1) Compensation Table Total for PEO ($)	Compensation (1) Actually Paid to PEO ($)	Average (1) Summary Compensation Table Total for Non-PEO NEOs ($)	Average (1) Compensation Actually Paid to Non-PEO NEOs ($)	Value of Initial Fixed $100 Investment Based on:		Net (4) Earnings ($ in billions)	Company (5) Selected Measure
					Total (2) Shareholder Return ($)	Peer Group (3) Total Shareholder Return ($)
2024	405,111	405,111	15,371,849	15,371,849	200.51	227.67	89.6
2023	413,595	413,595	10,996,615	10,996,615	159.79	168.05	97.1
2022	401,589	401,589	10,428,782	10,428,782	138.01	151.66	(22.0)
2021	373,204	373,204	10,364,000	10,364,000	132.71	127.58	90.9
2020	380,328	380,328	10,348,188	10,348,188	102.42	106.96	43.3

(1)
Warren E. Buffett was the named Principal Executive Officer (“PEO”) for each of the five years included in the Pay Versus Performance Table (“Table”). Gregory E. Abel, Ajit Jain and Marc D. Hamburg were named executive officers (“NEOs”) for each of the five years included in the Table. Charles T. Munger, former Vice Chairman who died on November 28, 2023, was a NEO between 2020 and 2023.

(2)	Represents the cumulative total return on $100 invested in Berkshire Common Stock on December 31, 2019 as of December 31 of each year listed in the Table.

(3)
It is difficult to identify a Berkshire peer group. Berkshire uses the S&P 500 Property & Casualty Index in preparing its performance graph as required by Item 201(e) of Regulation
S-K.
Accordingly, that index is utilized for purposes of preparing the Table.

(4)
Under existing Generally Accepted Accounting Principles, unrealized gains and losses on equity security investments are required to be included in earnings. Accordingly, due to the large size of Berkshire’s equity investment portfolio and the volatility in equity markets there can be significant volatility in Berkshire’s periodic net earnings.

(5)	Berkshire does not use any financial performance measure in setting the compensation of its PEO or NEOs.
As disclosed in the Compensation Discussion and Analysis section of this proxy statement, the annual base compensation of Berkshire’s PEO (Warren Buffett) has been $100,000 for more than 40 years. Excluding Mr. Munger whose total annual compensation was $100,000 in each of the four years ending December 31, 2023, the average
Non-PEO
compensation increased 11.7% during the five years ended December 31, 2024. During the same five-year period, Berkshire’s total shareholder return was 100.5% or 14.9% compounded annually.

Table of Contents
Berkshire does not believe that comparing compensation actually paid to its PEO and the average compensation actually paid to its NEOs to Berkshire’s net earnings is meaningful due to the volatility in its net earnings caused by the GAAP requirement to include the annual changes in unrealized appreciation of Berkshire’s significant equity investment portfolio in its net earnings.
The additional information which follows is being presented on a supplemental basis to the disclosure in the preceding paragraph that is required by Regulation
S-X
Item 402(v)(5)(ii). Berkshire’s management and its Board members believe that Berkshire’s net operating earnings which is defined as Berkshire’s net earnings attributable to Berkshire Hathaway shareholders less its net realized and unrealized investment gains/losses is a more useful measurement. In that regard net operating earnings were $21.9 billion in 2020; $27.6 billion in 2021; $30.8 billion in 2022; $37.4 billion in 2023; and $47.4 billion in 2024, which grew 164% over the past five years.
As described in Berkshire’s 2024 Annual Report on Form
10-K,
it would be difficult to develop a peer group of companies similar to Berkshire. The Company owns subsidiaries in a number of diverse business activities of which the most important component is the property and casualty insurance business. Accordingly, Berkshire used the Standard & Poor’s Property-Casualty Insurance Index as Berkshire’s peer group in the Table. As indicated in the Table, an investment of $100 in Berkshire at December 31, 2019 would be worth $200.51 at December 31, 2024, whereas the same investment in the S&P Property-Casualty Insurance Index at December 31, 2019 would be worth $227.67 at December 31, 2024. It should also be noted that an investment of $
100
in the S&P 500 Index at December 31, 2019 would be worth $
197.02
at December 31, 2024.
CEO Pay Ratio
As mandated by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and required under Item 402(u) of Regulation
S-K
(“Item 402(u)”), we are disclosing the median of the annual total compensation of all employees of Berkshire and its subsidiaries other than Berkshire’s CEO and the annual total compensation of Berkshire’s CEO, Warren E. Buffett. In preparing this disclosure, Berkshire considered the fact that the Securities & Exchange Commission (“SEC”) issued interpretive guidance to assist registrants in complying with the SEC’s Pay Ratio reporting requirements. Among other things, the SEC’s guidance addressed the use of reasonable estimates, assumptions and methodologies.
Berkshire also considered that Mr. Buffett’s annual salary has been $100,000 for over 40 years and that Mr. Buffett receives no bonus or any form of equity-based compensation. Additionally, Berkshire has over 60 separate operating groups, many of whom have multiple separate operating groups. Accordingly, the identification of the median employee’s annual total compensation of the 392,500 Berkshire subsidiary employees is a significant task.
In light of the fact that Mr. Buffett’s total compensation is far less than almost all public company CEOs, Berkshire believed that the cost/benefit of complying precisely with the requirements of Item 402(u) would provide little, if any, useful information to its shareholders. Therefore, Berkshire used a judgmental sample representing approximately 2/3 of the total employees of Berkshire and its subsidiaries to determine the median employee’s compensation.
The median employee was determined as of December 31, 2023 using 2023
W-2
wages for all U.S. employees and equivalent taxable compensation for all
non-U.S.
employees included in the sample. The median employee determination included all employees within the sample group who were employed at December 31, 2023. The annual total compensation for the median employee was calculated using the same methodology for calculating the total compensation in accordance with Item 402(c)(2)(x) of
Regulation S-K.
Instruction 2 to Item 402(u) of Regulation
S-K
states that a registrant is required to identify its median employee once every three years provided that during the last completed year there has been no change in a registrant’s employee population or employee compensation arrangements that the registrant reasonably believes would result in a significant change to its pay ratio disclosure. Berkshire does not believe that there have been any changes in its employee population or employee compensation arrangements that would result in a significant change in its pay ratio disclosure.
Based on the information obtained as described in the preceding paragraphs, the ratio of Mr. Buffett’s annual total compensation ($405,111) to the annual total compensation of the median employee in 2024 ($82,106) was 4.94 to
1.
Insider Trading Policy
The Corporation has adopted an Insider Trading Policy (“Insider Trading Policies and Procedures”) for all Berkshire directors, officers and employees as well as certain employees of Berkshire subsidiaries. The Insider Trading Policy is available on Berkshire’s website at

www.berkshirehathaway.com
.

Independent Public Accountants

Deloitte & Touche LLP (“Deloitte”) served as the Corporation’s principal independent public accountants for 2024. Representatives from that firm will be present at the Annual Meeting of Shareholders, will be given the opportunity to make a statement if they so desire and will be available to respond to any appropriate questions. The Corporation has not selected independent public accountants for the current year, since its normal practice is for the Audit Committee of the Board of Directors to make such selection later in the year. The following table shows the fees paid or accrued for audit services and fees paid for audit-related, tax and all other services rendered by Deloitte for each of the last two years (in millions):

	2024	2023
Audit Fees (a)	$ 59.6	$ 64.8
Audit-Related Fees (b)	1.5	0.9
Tax Fees (c)	0.6	1.0
Other	0.7	3.6

	$ 62.4	$ 70.3

(a)

Audit fees include fees for the audit of the Corporation’s consolidated financial statements and interim reviews of the Corporation’s quarterly financial statements, audit services provided in connection with required statutory audits of many of the Corporation’s insurance subsidiaries and certain of its non-insurance subsidiaries and comfort letters, consents and other services related to Securities and Exchange Commission matters.

(b)

Audit-related fees primarily include fees for certain audits of subsidiaries not required for purposes of Deloitte’s audit of the Corporation’s consolidated financial statements or for any other statutory or regulatory requirements, audits of certain subsidiary employee benefit plans and consultations on various accounting and reporting matters.

(c)

Tax fees include fees for services relating to tax compliance, tax planning and tax advice. These services include assistance regarding federal, state and international tax compliance, tax return preparation and tax audits.

The Audit Committee has considered whether the non-audit services provided to the Company by Deloitte impaired the independence of Deloitte and concluded that they did not.

All of the services performed by Deloitte were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee in 2003. The policy provides guidelines for audit, audit-related, tax and other non-audit services that may be provided by Deloitte to the Company. The policy (a) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that Deloitte’s independence is not impaired; (b) describes the audit, audit-related and tax services that may be provided and the non-audit services that are prohibited; and (c) sets forth pre-approval requirements for all permitted services.

Report of the Audit Committee

February 19, 2025

To the Board of Directors of Berkshire Hathaway Inc.

We have reviewed and discussed the consolidated financial statements of the Corporation and its subsidiaries to be set forth in Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024 with management of the Corporation and Deloitte & Touche LLP, independent public accountants for the Corporation.

We have also discussed with Deloitte & Touche LLP the matters required by the Public Company Accounting Oversight Board (“PCAOB”) to be discussed, as adopted in Auditing Standard No. 1301 (Communications with Audit Committees). We have received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable PCAOB requirements for independent accountant communications with audit committees with respect to auditor independence and have discussed with Deloitte & Touche LLP its independence from the Corporation.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Corporation’s independent public accountants. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the reports of the Corporation’s independent public accountants with respect to such financial statements.

Based on the review and discussions with management of the Corporation and Deloitte & Touche LLP referred to above, we recommend to the Board of Directors that the Corporation publish the consolidated financial statements of the Corporation and subsidiaries for the year ended December 31, 2024 in the Corporation’s Annual Report on Form 10-K.

Submitted by the members of the Audit Committee of the Board of Directors.

Susan L. Decker, Chairperson	Wallace R. Weitz
Christopher C. Davis	Meryl B. Witmer

Security Ownership of Directors and Executive Officers

Beneficial ownership of the Corporation’s Class A and Class B Stock on March 5, 2025 by the executive officers and directors of the Corporation is shown in the following table:

Name	Title of Class of Stock	Shares Beneficially Owned (1)		Percentage of Outstanding Stock of Respective Class (1)	Percentage of Aggregate Voting Power of Class A and Class B (1)	Percentage of Aggregate Economic Interest of Class A and Class B (1)
Warren E. Buffett	Class A	206,359		37.9
	Class B	951		*	30.4(2)	14.4
Gregory E. Abel	Class A	228	(3)	*
	Class B	2,363	(3)	*	*	*
Howard G. Buffett	Class A	370	(4)	0.1
	Class B	2,450		*	0.1	*
Susan A. Buffett	Class A	80	(5)	*
	Class B	4,830,609	(5)	0.4	0.1	0.2
Stephen B. Burke	Class A	28		*	*	*
	Class B	—
Kenneth I. Chenault	Class A	3		*
	Class B	1,855		*	*	*
Christopher C. Davis	Class A	36		*
	Class B	2,666		*	*	*
Susan L. Decker	Class A	—
	Class B	3,125		*	*	*
Charlotte Guyman	Class A	55		*
	Class B	3,372		*	*	*
Ajit Jain	Class A	166	(6)	*
	Class B	124,784	(6)	*	*	*
Thomas S. Murphy, Jr.	Class A	96		*
	Class B	2,125		*	*	*
Ronald L. Olson	Class A	120	(7)	*
	Class B	26,899	(7)	*	*	*
Wallace R. Weitz	Class A	174	(8)	*	*	*
	Class B	—
Meryl B. Witmer	Class A	11	(9)	*
	Class B	2,000		*	*	*
Directors and executive officers as a group	Class A	207,726		38.1
	Class B	5,003,199		0.4	30.7	14.7

*	less than 0.1%

(1)

Beneficial owners exercise both sole voting and sole investment power unless otherwise stated. Each share of Class A Stock is convertible into 1,500 shares of Class B Stock. Pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, a shareholder is deemed to have beneficial ownership of the shares of Class B Stock which such shareholder may acquire upon conversion of the Class A Stock. In order to avoid overstatement, the amount of Class B Stock beneficially owned does not take into account shares of Class B Stock which may be acquired upon conversion.

(2)

Mr. Buffett has entered into a voting agreement with Berkshire providing that, should the combined voting power of Berkshire shares as to which Mr. Buffett has or shares voting and investment power exceed 49.9% of Berkshire’s total voting power, he will vote those shares in excess of that percentage proportionately with votes of the other Berkshire shareholders.

(3)

Includes 228 Class A shares and 2,289 Class B shares held by a trust for which Mr. Abel is a trustee but with respect to which he disclaims any beneficial interest and 74 Class B shares are held by Mr. Abel as custodian for members of his family but with respect to which he disclaims any beneficial interest.

(4)	Includes 360 Class A shares held by a private foundation for which Mr. Buffett possesses voting and investment power but with respect to which he disclaims any beneficial interest.

(5)	Includes 56 Class A shares and 4,830,585 Class B shares held by two private foundations for which Ms. Buffett possesses voting power but with respect to which she disclaims any beneficial interest.

(6)

Includes 55 Class A shares owned by trusts for the benefit of Mr. Jain’s children and grandchildren. Also includes 50 Class A shares and 124,308 Class B shares owned by a private foundation for which Mr. Jain possesses voting and investment power but with respect to which he disclaims any beneficial interest.

(7)

Includes 4 Class A shares and 454 Class B shares held by a trust for which Mr. Olson is a trustee and 1,515 Class B shares held by a charitable foundation but with respect to which Mr. Olson disclaims any beneficial interest.

(8)	Includes 154 Class A shares held by a private foundation for which Mr. Weitz possesses voting and investment power but with respect to which he disclaims any beneficial interest.

(9)	Includes 8 Class A shares in which Ms. Witmer is a trustee but with respect to which she disclaims any beneficial interest. Does not include 2 Class A shares owned by Ms. Witmer’s husband.

Security Ownership of Certain Beneficial Owners

Warren E. Buffett, whose address is 3555 Farnam Street, Omaha, NE 68131, is a nominee for director and the beneficial owner of more than 5% of the Corporation’s Class A Stock. FMR LLC, whose address is 245 Summer Street, Boston, MA 02210, reported on Form 13F’s filed with the Securities and Exchange Commission (“SEC”) for the quarter ended December 31, 2024 it was the beneficial owner of 33,517 shares of Class A Stock. Such shares represent approximately 6.1% of the outstanding shares of Class A Stock. Blackrock Inc., whose address is 55 East 52nd Street, New York, NY 10055, reported on Form 13F’s filed with the SEC for the quarter ended December 31, 2024 it was the beneficial owner of 110,403,130 shares of Class B Stock. Such shares represent approximately 8.2% of the outstanding shares of Class B Stock. The Vanguard Group, whose address is 100 Vanguard Boulevard, Malvern, PA 19355, reported on a Form 13F filed with the SEC for the quarter ended December 31, 2024 it was the beneficial owner of 148,039,990 shares of Class B Stock. Such shares represent 11.1% of the outstanding shares of Class B Stock. State Street Corporation, whose address is 1 Congress Street, Boston, MA 02114, reported on a Form 13F filed with the SEC for the quarter ended December 31, 2024 it was the beneficial owner of 71,664,055 shares of Class B Stock. Such shares represent 5.3% of the outstanding shares of Class B Stock.

Director Compensation

Directors of the Corporation or its subsidiaries who are employees or spouses of employees do not receive fees for attendance at directors’ meetings. A director who is not an employee or a spouse of an employee receives a fee of $900 for each meeting attended in person and $300 for participating in any meeting conducted by telephone. A director who serves as a member of the Audit Committee receives a fee of $1,000 quarterly. Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of directors or shareholders. The Company does not provide directors and officers liability insurance to its directors.

The following table provides compensation information for the year ended December 31, 2024 for each non-management member who was a member of the Corporation’s Board of Directors during 2024.

	Fees Earned or Paid in Cash	Total
Howard G. Buffett	$2,700	$2,700
Susan A. Buffett	1,500	1,500
Stephen B. Burke	2,700	2,700
Kenneth I. Chenault	2,700	2,700
Christopher C. Davis	6,700	6,700
Susan L. Decker	6,700	6,700
Charlotte Guyman	2,700	2,700
Thomas S. Murphy, Jr.	2,700	2,700
Ronald L. Olson	2,700	2,700
Wallace R. Weitz	6,700	6,700
Meryl B. Witmer	6,700	6,700

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by the regulations of the Securities and Exchange Commission to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by the Corporation, and written representations from certain reporting persons that no Section 16(a) forms were required for those persons, the Corporation believes that during 2024 all filing requirements applicable to its officers, directors and greater than ten-percent shareholders were complied with.

Communications with the Board of Directors

Shareholders and other interested parties who wish to communicate with the Board of Directors or a particular director may send a letter to the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

2.	SHAREHOLDER PROPOSAL

National Legal and Policy Center, owner of shares of Berkshire Common Stock with a value in excess of $2,000 for at least three years intends to present for action at the meeting the following proposal.

Resolved: Shareholders request that, beginning in 2025, Berkshire Hathaway Inc. annually publish a report of Berkshire Hathaway Energy’s incurred costs and associated actual benefits accrued to shareholders, to public health, and to the environment, from the subsidiary’s environmental activities that are voluntary and exceed federal/state regulatory requirements. The report should be prepared at reasonable cost and omit proprietary information.

Supporting Statement: This resolution helps shareholders monitor whether Berkshire Hathaway Inc.’s (“Company”) voluntary activities and expenditures – touted as protecting the public health and environment – produce meaningful benefits to shareholders, public health and the environment.

Berkshire Hathaway’s utility subsidiaries are primarily incorporated under Berkshire Hathaway Energy. Twenty-four percent of BHE’s energy assets are non-carbon1 – with the majority from renewable sources, and a small fraction from nuclear.2 MidAmerican Energy Company, one of BHE’s core subsidiaries, generates a much higher 52 percent of power from non-carbon sources. Further, BHE has pledged that “As of December 31, 2023, 91% of our overall net investment in property, plant and equipment was invested in assets not related to coal or natural gas generation.”3 The Company’s discussion of future investment provides little mention of nuclear energy, and instead focuses on renewable power generation.4 Thus, BHE is poised to generate a significantly higher percentage of its energy from renewable sources than the national average.5

BHE’s investments in renewable energy seek to fulfill its promise to achieve net zero greenhouse gas emissions by 2050.6 However, no law or regulation requires this. BHE’s 2050 goal is guided by the Paris Agreement, which is heavily informed by the Intergovernmental Panel on Climate Change, whose targets are neither legally binding nor legitimized by scientific evidence. The IPCC cites apocalyptic predictions to justify drastic measures, but these extreme scenarios have been repeatedly proven false.7 8 Some U.S. states have their own climate targets; others do not. Consequently, a significant percentage of BHE’s climate-conscious measures are unnecessary.

What is the benefit to anyone or anything from them? Global CO2 emissions are higher now than ever and increasing.9 China is currently building over 300 coal plants.10 By comparison, the U.S. only has 210 plants in total, and 170 of them will be decommissioned by 2030.11 Again, what are the measurable benefits to ratepayers, shareholders and the environment if BHE’s goal could be met? By how much, in what way, and when, will any of these activities reduce or alter climate change, for example?

The information requested by this proposal is not provided in any existing Berkshire Hathaway report. The Company’s climate reporting is so vague and vapid, it may be reasonably labeled “greenwashing.”

Thus, Berkshire Hathaway should identify, quantify and report to shareholders the specific benefits produced by its voluntary, highly touted, yet costly “environmental” activities. Are the benefits real and worthwhile? Or are they just greenwashing? Shareholders want to know.

THE BOARD OF DIRECTORS UNANIMOUSLY FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

Berkshire’s Board recommends a “no” vote on this proposal. The Board does not believe that issuing a report of Berkshire Hathaway Energy’s incurred costs and associated actual benefits accrued to shareholders, to public health, and to the environment, from the subsidiary’s environmental activities that are voluntary and exceed federal/state regulatory requirements is necessary or in the best interests of shareholders.

1 https://www.brkenergy.com/esg-sustainability/environmental

2 https://www.windpowermonthly.com/article/1890705/warren-buffetts-berkshire-hathaway-full-control-energy-unit

3 https://www.brkenergy.com/esg-sustainability/environmental

4 https://www.brkenergy.com/energy

5 https://www.eia.gov/tools/faqs/faq.php?id=427&t=3

6 https://www.brkenergy.com/about-us/environmental-respect

7 https://www.sciencedaily.com/releases/2020/04/200430113003.htm

8 https://www.aei.org/carpe-diem/18-spectacularly-wrong-predictions-were-made-around-the-time-of-the-first-earth-day-in-1970-expect-more-this-year/

9 https://www.iea.org/reports/co2-emissions-in-2023/executive-summary

10 https://insights.taylorenglish.com/post/102iw50/china-is-building-coal-fire-power-plants-at-an-alarming-rate

11 Ibid.

The proposal’s apparent criticism of Berkshire Hathaway Energy’s reporting on greenhouse gas emissions from its facilities and the deployment of non-carbon resources and its demand for “actual” benefits is misplaced. Berkshire Hathaway Energy’s operating companies are primarily regulated by state public utility commissions; these state commissions are charged with ensuring rates charged to customers are fair and reasonable while also allowing the utility the opportunity to recover reasonable costs and earn a reasonable return on its investments. State utility commissions are the primary determinant of whether a utility’s efforts to expand non-carbon generation are prudent. Reliability and affordability are among the primary factors considered in such a determination.

Berkshire Hathaway Energy’s operating companies provide low-cost competitive electricity rates for their customers, consistent with their utility commissions’ approvals. For example, MidAmerican Energy, a national leader in the deployment of wind generation, had average rates that were 42% lower than the U.S. national average in 2023. Berkshire Hathaway Energy annually reports to investors and makes publicly available detailed information on its environmental and financial performance (see: https://www.berkshirehathaway.com/bhenergy/BHE2024InvestPresent.pdf) and reports its greenhouse gas emissions from its U.S.-based operating companies (see: https://www.brkenergy.com/esg-sustainability/governance). Berkshire Hathaway Energy also files reports with the U.S. Securities and Exchange Commission that detail the key aspects of its business.

The Board does not believe the additional reporting requested will provide beneficial information to shareholders. Accordingly, the Board recommends that our shareholders vote against this proposal.

Proxies given without instruction will be voted AGAINST this shareholder proposal.

3.	SHAREHOLDER PROPOSAL

Jing Zhao, owner of shares of Berkshire Common Stock with a value in excess of $2,000 for at least three years intends to present for action the following proposal.

Resolved: stockholders recommend that Berkshire Hathaway (our Company) improve the executive compensation program to include the factor of the highest NEO’s pay ratio.

Supporting Statement

The Economic Policy Institute found that “from 1978–2023, top CEO compensation shot up 1,085%, compared with a 24% increase in a typical worker’s compensation.”12 America’s ballooning executive compensation is not sustainable for the economy, and there is no rational methodology to decide the executive compensation, particularly because there is no consideration of the CEO pay ratio. The increase of disparity of income has a direct negative impact on American social disorder. The CEO pay ratios of big Japanese and European companies are about the same level of the CEO pay ratios of big American companies in the late 1970s and early 1980s.

The American corporate boards and executives have become a class of oligarchy, as defined by Aristotle, according to his _Politics_. In this great classic, Aristotle demonstrated that in a stable community (polis), the ratio of the rich citizen’s land to the poor citizen’s land should not be over 5 to 1. Our Company did not reveal the highest NEO’s pay ratio. This is against the spirit of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act Item 402(u) of Regulation S-K which requires the CEO (the highest NEO) pay ratio disclosure. Our Company’s highest NEO’s pay ratio for 2023 is 20,016,500 to 76,726 = 261 to 1 (Proxy Statement 2024). The shareholders in JPMorgan Chase & Co., Intel, Netflix, Salesforce and other big companies rejected sky-high executive pay packages in 2022, 2023, and 2024.

Adam Smith said: “Wealth, as Mr. Hobbes says, is power.” As a social contract, the American public gives the corporate board the power and trust to run the corporate business without the employee representation in the board; and the board is nominated and elected without any competition (the number of candidates is the same number of board’s seats). To make the executive wealth abnormally far above the employees and the American people is to abuse the power and trust.

Human nature has not changed so much since Aristotle. The Company has the flexibility to reform the Compensation and Human Capital Committee to improve the executive compensation program, such as including the factor of the highest NEO’s pay ratio.

THE BOARD OF DIRECTORS UNANIMOUSLY FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

Berkshire’s Board recommends a “no” vote on this proposal. The disclosure of Berkshire’s CEO’s pay ratio as compared to the median of the total annual compensation of all Berkshire employees except the CEO is a requirement that was mandated by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and required under Item 402(u) of Regulation S-K (“Item 402(u)”). There is no requirement under Item 402(u) to disclose the pay ratio of the highest paid other named executive officer’s pay ratio. The Board does not believe the disclosure of another executive officer’s pay ratio would improve Berkshire’s executive officer compensation program as suggested by the shareholder’s resolution. Accordingly, the Board recommends that our shareholders vote against this proposal.

Proxies given without instruction will be voted AGAINST this shareholder proposal.

12 By Josh Bivens, Elise Gould, and Jori Kandra, September 19, 2024.

4.	SHAREHOLDER PROPOSAL

American Conservative Values ETF, owner of shares of Berkshire Common Stock with a value in excess of $25,000 for at least one year has authorized Ridgeline Research to present for action at the meeting the following proposal.

Supporting Statement:

Berkshire Hathaway Inc. is one of the largest companies in the United States and employs over 396,000 people. As a major employer, Berkshire Hathaway Inc. should respect the free speech and religious freedom of its employees. Berkshire Hathaway Inc. is legally required to comply with many laws prohibiting discrimination against employees on a variety of factors, including religion and sometimes political affiliation.

Respecting diverse views also allows Berkshire Hathaway Inc. to attract the most qualified talent, promote a healthy and innovative business culture, serve its diverse customer base, and contribute to a healthy economic market and marketplace of ideas.

Despite this, the 2024 edition of the Viewpoint Diversity Score Business Index13 found that 91% of scored companies, including Berkshire Hathaway Inc., promote divisive training concepts like critical race theory (CRT) that replace rich cultural and ideological diversity with a monolithic focus on group identity. Berkshire Hathaway Inc. has stated that it maintains a “resource library” that promotes things like “unconscious bias” and learning about “social injustice.”

While companies often push concepts like CRT under the guise of promoting “diversity, equity, and inclusion,” such efforts often have the opposite effect. Instead of creating workplaces that afford equal opportunity based on individual merit, DEI too often leads to hostility, polarization, and partiality by focusing only on differences based on skin, biological sex, or religious status.

According to the Freedom at Work survey, 60% of employees were concerned that their company would punish them for expressing their religious or political views at work, and 54% said they feared the same for sharing these views even on their private social media accounts.14

Companies are also facing increased legal and reputational a broad array of risk for DEI initiatives, workforce and compensation metrics, and programs that make distinctions based on race in light of recent Supreme Court decisions in Students for Fair Admission v. Harvard, Groff v. DeJoy, and City of St. Louis v. Muldrow. Numerous lawsuits have been filed or threatened by state attorneys general and aggrieved employees.15 Recent scholarship has cast serious doubt on the common assertion that DEI is good for business.16 The Wall Street Journal recently reported that “Diversity Goals Are Disappearing from Companies’ Annual Reports.”17 And numerous companies are voluntarily are removing DEI initiatives entirely in response to sustained customer dissatisfaction and public pressure.18 In light of these risks, the Company must take immediate steps to assess potential shortcomings and allay these concerns.

Resolved: Shareholders request the Board of Directors conduct an evaluation and issue a civil rights and non-discrimination report within the next year, at reasonable cost and excluding proprietary and confidential information, evaluating how Berkshire Hathaway’s policies and Practices impact employees and prospective employees based on their race, color, religion (including religious views), sex, national origin, or political views and the risks those impacts present to Berkshire Hathaway’s business.

THE BOARD OF DIRECTORS UNANIMOUSLY FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

Berkshire’s Board recommends a “no” vote on this proposal. The Board believes that conducting an evaluation and issuing a civil rights and non-discrimination report is not necessary or in the best interests of shareholders.

Berkshire is mindful of and committed to compliance with all laws and monitors changes to its legal obligations. Berkshire’s Audit Committee has the duty and responsibility to discuss guidelines and policies governing the process by which senior management of the Company assesses and manages the Company’s exposure to risk, including social risks such as diversity.

Berkshire’s approach is simple – follow the law and do the right thing. The proposal incorrectly asserts that Berkshire Hathaway Inc. has stated that it maintains a “resource library” that promotes things like “unconscious bias” and learning about “social injustice.” Berkshire does not maintain such a library.

13 https://www.viewpointdiversityscore.org/

14 https://www.viewpointdiversityscore.org/polling

15 https://www.wsj.com/us-news/law/diversity-equity-dei-companies-blum-2040b173

16 https://econjwatch.org/articles/mckinsey-s-diversity-matters-delivers-wins-results-revisited

17 https://www.wsj.com/business/diversity-goals-are-disappearing-from-companies-annual-reports-459d1ef3

18 https://www.dailymail.co.uk/news/article-13812241/american-brand-dei-rules-backlash.html

The Berkshire Code of Business Conduct and Ethics, applicable to directors, officers and employees of Berkshire and its subsidiaries, emphasizes, among other things, the commitment to ethics and compliance with government laws and regulations and provides standards for ethical and legal behavior of its employees, as well as providing a mechanism for reporting known or suspected ethical or legal violations.

Berkshire’s Board does not believe that conducting an evaluation and issuing a civil rights and non-discrimination report is a valuable use of time or resources and recommends that our shareholders vote against this proposal.

Proxies given without instruction will be voted AGAINST this shareholder proposal.

5.	SHAREHOLDER PROPOSAL

National Center for Public Policy Research, owner of shares of Berkshire Common Stock with a value in excess of $2,000 for at least three years intends to present for action at the meeting the following proposal.

WHEREAS: The US Supreme Court ruled in SFFA v. Harvard that discriminating on the basis of race in college admissions violates the equal protection clause of the 14th Amendment.19

Attorneys General of 13 States warned Fortune 100 companies that SFFA implicates corporate diversity, equity, and inclusion (DEI) programs.20

Prior legal advice regarding the legality of racially discriminatory programs has been called into question post-SFFA.21

The Supreme Court ruled in Muldrow v. City of St. Louis that Title VII of the Civil Rights Act protected against discriminatory job transfers22 and lowered the bar for employees to successfully sue their employers for discrimination.23

Berkshire Hathaway Inc. (“Berkshire”) owns subsidiaries that may be engaging in unethical and illegal racial discrimination under the guise of DEI. For example: (1) GEICO includes on its website race-based employee resource groups;24 (2) Shaw Industries Group, Inc., also offers race-based employee groups,25 and has a supplier diversity program that tracks supplier spend on the basis of race and includes performance goals “set around increasing spend with diverse suppliers”;26 (3) Fruit of the Loom, Inc., includes increasing representation of “ethnically diverse talent” across the organization as one of its sustainability goals.27

RESOLVED:

Shareholders request that the Board of Directors oversee an independent racial discrimination audit analyzing Berkshire’s legal and reputational risks stemming from its subsidiaries’ race-based initiatives. A report on the audit, prepared at reasonable cost and omitting confidential or proprietary information, should be publicly disclosed on Berkshire’s website.

SUPPORING STATEMENT:

In 2023, a corporation was successfully sued for a single case of discrimination against a white employee resulting in an award of more than $25 million,28 and the risk of being sued for such discrimination appears only to be rising.29 Berkshire’s subsidiaries have as many as 30,000 employees.30 Even if only a fraction of employees file suit, and only some of those prove successful, the cost to the subsidiaries could reach tens of billions of dollars. And that does not include non-employee suits, such as from vendors negatively impacted by a subsidiary’s race-based policies.

19 https://www.scotusblog.com/case-files/cases/students-for-fair-admissions-inc-v-president-fellows-of-harvard-college/

20 https://ag.ks.gov/docs/default-source/documents/corporate-racial-discrimination-multistate letter.pdf

21 https://freebeacon.com/democrats/starbucks-hired-eric-holder-to-conduct-a-civil-rights-audit-the-policies-he blessed-got-the-coffee-maker-sued/

22 https://www.supremecourt.gov/opinions/23pdf/22-193_q86b.pdf

23 https://www.skadden.com/insights/publications/2024/06/quarterly-insights/supreme-court-lowers-the-bar; https://www.dailysignal.com/2024/04/17/supreme-court-just-made-easier-sue-employers-dei-policies/

24 https://www.geico.com/about/diversity-and-inclusion/

25 https://shawinc.com/Diversity

26 https://shawinc.com/shaw-suppliers/supplier-resources

27 https://cdn.fotlinc.com/pdf/sustainability/2023-Fruitful-Futures-Annual-Sustainability-Summary.pdf

28 https://whyy.org/articles/starbucks-shannon-phillips-lawsuit-new-jersey-federal-judge/

29 See, e.g., cases set forth at https://aflegal.org/litigation/?datefilter=&orderby=woke-corporations.

30 https://www.marmon.com/about-us/

Sensibly, many major companies have rolled back their DEI commitments and are laying off DEI departments.31 Alphabet and Meta cut DEI staff and DEI-related investments;32 Microsoft and Zoom laid off their entire DEI teams;33 Harley Davidson ceased its DEI efforts34 as did Jack Daniels.35 Since Muldrow, John Deere publicly halted DEI-related policies36 after Tractor Supply explicitly stated that it “eliminate[d] DEI roles and retire[d] our current DEI goals.”37 Notably, when Tractor Supply was the focus of Robby Starbuck’s anti-DEI campaign for three weeks, which merely exposed the truth about its DEI programs, they lost almost $3 billion in market cap.38

THE BOARD OF DIRECTORS UNANIMOUSLY FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

Berkshire’s Board recommends a “no” vote on this proposal. The Board does not believe it is necessary or in the best interests of shareholders to oversee an independent racial discrimination audit that analyzes Berkshire’s legal and reputational risks from its subsidiaries’ race-based initiatives.

Berkshire is mindful of and committed to compliance with all laws and monitors changes to its legal obligations. Berkshire’s Audit Committee has the duty and responsibility to discuss guidelines and policies governing the process by which senior management of the Company assesses and manages the Company’s exposure to risk, including social risks such as diversity.

Berkshire encourages its leaders to execute policies and strategies that are tailored to the unique aspects of their business. The policies and practices adopted by Berkshire’s operating subsidiaries are appropriately established to reflect business needs.

Berkshire’s Code of Business Conduct and Ethics, applicable to directors, officers and employees of Berkshire and its subsidiaries, emphasizes, among other things, the commitment to ethics and compliance with government laws and regulations and provides standards for ethical and legal behavior of its employees, as well as providing a mechanism for reporting known or suspected ethical or legal violations.

Berkshire’s Board recommends that our shareholders vote against this proposal, supporting the long-standing business model that each business is individually responsible for developing and implementing policies and programs, consistent with laws and regulations.

Proxies given without instruction will be voted AGAINST this shareholder proposal.

6.	SHAREHOLDER PROPOSAL

Meredith Benton of Whistle Stop Capital on behalf of Myra K. Young owner of shares of Berkshire Common Stock with a value in excess of $2,000 for at least three years intends to present for action at the meeting the following proposal.

WHEREAS: Additional context and background for this request can be found at: https://whistlestop.capital/BRK.

Each year since 2021, over one-third of Berkshire’s independent shareholders supported a shareholder resolution asking that it release aggregated promotion, hiring, and retention rate data by gender, race, and ethnicity for its diverse employees. This data is needed to understand the effectiveness of the Berkshire companies’ efforts to ensure meritocratic workplaces. Berkshire has not made this information public, thus investors remain without assurance that diversity, equity, and inclusion (DEI) challenges are being well managed at Berkshire companies.

Studies have shown that employees often face discrimination in hiring and promotion as a result of their gender or race.39 Warren Buffett spoke to this at Berkshire’s 2023 annual meeting, stating that “if [I] had been born Black, a woman, or in a different country [I] wouldn’t nearly [have] enjoyed the same type of life [I] have].”

31 https://techcrunch.com/2024/07/29/dei-backlash-stay-up-to-date-on-the-latest-legal-and-corporate-challenges/

32 https://www.cnbc.com/2023/12/22/google-meta-other-tech-giants-cut-dei-programs-in-2023.html

33 https://www.businessinsider.com/microsoft-layoffs-dei-leader-email-2024-7; https://www.bloomberg.com/news/articles/2024-02-06/zoom-dei-workers-fired-in-recent-round-of-job-cuts

34 https://x.com/harleydavidson/status/1825564138032234994

35 https://www.foxnews.com/lifestyle/jack-daniels-renounces-woke-agenda-latest-iconic-us-brand-bring-sanity-back-business

36 https://x.com/JohnDeere/status/1813318977650847944

37 https://corporate.tractorsupply.com/newsroom/news-releases/news-releases-details/2024/Tractor-Supply-Company-Statement/default.aspx

38 https://www.washingtonexaminer.com/news/3183349/andi-dei-crusader-robby-starbuck-predicts-rout-big-business-trump-wins/

39 https://www.bloomberg.com/opinion/features/2024-07-29/white-men-the-most-likely-to-get-hired-even-with-dei-finds-research; https://mitsloan.mit.edu/ideas-made-to-matter/women-are-less-likely-men-to-be-promoted-heres-one-reason-why

Effective DEI programs are linked to significant benefits in financial performance, innovation, risk management, and reputation.

•	McKinsey studies have consistently found that companies with greater diversity in corporate leadership are more likely to outperform peers on profitability.
•

A review of over 1,600 companies found statistically significant positive correlations between increased manager diversity and key financial performance indicators, including: return on equity, return on invested capital, and revenue growth, particularly in the financial sector.[40]

•

A 2024 meta-analysis found companies with diversity and inclusion initiatives experience a range of benefits that include increased innovation, enhanced employee engagement and satisfaction, and improved decision-making.[41]

•	American Banker, PwC, Bloomberg, and others have also emphasized the importance of diversity, equity, and inclusion to a company’s financial performance.[42]

The benefits of diverse and inclusive teams include access to top talent, widened understanding of consumer preferences, broadened leadership skills, and improved risk management.

Racial and gender discrimination are also prohibited under the Civil Rights Act of 1964. Poor human capital management can lead to costly discrimination lawsuits and brand damage. As examples, within Berkshire companies: HomeServices of America paid $24.4 million to resolve allegations of lending discrimination and GEICO paid $6 million to settle a complaint it discriminated against women and others.43

Berkshire is a decentralized holding company. However, the Board remains responsible for ensuring the success of its companies and their ongoing contribution to shareholder value. Human capital oversight at the Board level will empower Berkshire’s companies to ensure meritocratic workplaces that allow each employee to excel on the basis of their own merits, regardless of their race, gender or other diversity characteristic.

RESOLVED: Shareholders request that Berkshire Hathaway designate a Board Committee to oversee the Company’s diversity and inclusion strategy across its holding companies.

THE BOARD OF DIRECTORS UNANIMOUSLY FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

Berkshire’s Board recommends a “no” vote on this proposal. A Board Committee to oversee the Company’s diversity and inclusion strategy is already in place and the Board believes this proposal is unnecessary.

As set forth in the Company’s Audit Committee Charter, the function of the Company’s Audit Committee is oversight. In 2022, the Company amended its Audit Committee Charter to clarify the Audit Committee’s duties and responsibilities, including its responsibility to “discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, including cybersecurity threats and environmental and social risks such as climate change and diversity, respectively…”

Consistent with its Charter, the Audit Committee meets once every quarter, or more frequently if circumstances dictate, and its members discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, including diversity and inclusion. Further, to ensure long-term success for our shareholders, Berkshire encourages its leaders to execute policies and strategies that are tailored to the unique aspects of their business. The policies and practices adopted by Berkshire’s operating subsidiaries are appropriately established to reflect business needs.

Since Berkshire’s Audit Committee Charter already includes a review of policies and guidelines related to diversity, further designation of a Board committee to oversee the Company’s diversity and inclusion strategy is unnecessary. Accordingly, the Board recommends that our shareholders vote against this proposal.

Proxies given without instruction will be voted AGAINST this shareholder proposal.

40 https://www.asyousow.org/report-page/2023-capturing-the-diversity-benefit

41 https://www.researchgate.net/publication/380115625_ENHANCING_ORGANIZATIONAL_PERFORMANCE_THROUGH_ DIVERSITY_AND_INCLUSION_INITIATIVES_A_META-ANALYSIS

42 https://www.americanbanker.com/diversity-&-inclusion-yields-strongest-returns; https://www.pwc.com/us/en/governance-insights-center/annual-corporate-directors-survey/assets/pwc-2017-annual-corporate--directors--survey.pdf; https://www.bloomberg.com/news/articles/2019-09-17/when-companies-improve-their-diversity-stock-prices-get-a-boost

43 https://www.wsj.com/articles/berkshire-hathaway-owned-mortgage-lender-settles-redlining-allegations-11658940230; https://www.sfchronicle.com/business/networth/article/Geico-pays-6M-to-settle-insurance-discrimination-6465467.php

7.	SHAREHOLDER PROPOSAL

As You Sow Foundation, owner of shares of Berkshire Common Stock with a value in excess of $15,000 for at least two years intends to present for action at the meeting the following proposal.

WHEREAS: The United States is facing a nationwide, climate-related insurance crisis. Global insured losses from natural catastrophes in 2023 exceeded $100 billion for the fourth consecutive year.44 These growing losses have translated into dramatic insurance cost increases. Premiums nationwide rose 34% between 2017 and 2023, with prices increasing at a rate 40% faster than inflation.45 Insurance coverage has also declined in critical markets. In 2023, 12% of homeowners lacked insurance, up from 5% four years earlier, as states like California and Florida become uninsurable due to climate-driven disasters.46

Berkshire Hathaway Inc.’s Property & Casualty reinsurance business saw its losses increase from $9.8 billion in 2021 to $12.6 billion in 2023, and Berkshire’s Primary Insurance Group losses increased from $8.1 billion to $11.2 billion in the same time frame.47 Berkshire’s subsidiary AmGUARD recently announced it will drop over 50,000 homeowner and personal umbrella policies in California.48

Despite this growing insurance crisis, Berkshire continues to invest in and underwrite high-carbon business sectors, which exacerbates extreme weather and increases systemic climate risk. Berkshire holds $95.805 billion in fossil fuel-related shares and bonds.49 In its 2017 reporting to California, Berkshire indicated that fully 38% of its life insurance investments were in fossil fuel assets.50 Unlike most large insurance companies, Berkshire continues to underwrite new coal projects; its utility subsidiary, Berkshire Hathaway Energy, owns at least eleven coal power plants and has partial stakes in thirteen others.51

Berkshire’s current investments in the fossil fuel sector exacerbate physical climate risk to policyholders and to the Company itself, and increases portfolio risk to investors. Reducing its investment in the fossil fuel sector will help reduce climate risk. BloombergNEF concludes that to achieve the science-based, global goal of net zero emissions by 2050, the global financing ratio of investments in low-carbon energy to fossil fuels must reach a minimum of 4:1 by 2030.52

Disclosure of Berkshire’s current clean energy financing ratio will indicate to investors whether Berkshire is decreasing its contribution to climate change and investing in alignment with Paris climate goals or continuing to contribute to growing climate risk.

RESOLVED: Shareholders request that Berkshire annually disclose its clean energy financing ratio, defined as its total financing in low-carbon energy as a proportion of its investment in fossil-fuel energy. The disclosure, prepared at reasonable expense and excluding confidential information, should describe the Company’s methodology, including what it classifies as “low carbon” and “fossil fuel.”

SUPPORTING STATEMENT: At Company discretion, the clean energy financing ratio should include all Berkshire’s material investment mechanisms, including debt, equity, and project finance.

THE BOARD OF DIRECTORS UNANIMOUSLY FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

Berkshire’s Board recommends a “no” vote on this proposal. The Board does not believe it is relevant, necessary or in the best interests of shareholders to disclose its “clean energy financing ratio.”

A clean energy financing ratio metric is primarily targeted at bank financing activities, examining transactions underwritten by banks for the energy sector. The metric is primarily utilized to measure progress toward a net zero or other emissions reduction goal intended to finance the transition to a low-carbon economy. However, the metric has not been widely utilized, even in the financial sector.

Berkshire is not a bank. The proposal’s effort to require disclosure of a ratio of total financing in low-carbon energy as a portion of investment in fossil-fuel energy in investment mechanisms will not lead to the production of information that is meaningful to investors. Berkshire’s Board believes it would be imprudent to disclose such a ratio due to, among other reasons, the lack of any standardized calculation methodology. Significant variables such as economics, energy prices, the development and availability of new technologies, the influence of external policies and other factors render such a calculation of questionable value.

44 https://www.ft.com/content/28bbd550-76f2-4207-8d25-91f8be26972d

45 https://www.insurancejournal.com/news/national/2024/09/26/794409.htm; https://www.newyorker.com/news/the-financial-page/the-home-insurance-crisis-that-wont-end-after-hurricane-season

46 https://www.npr.org/2024/03/03/1233963377/auto-home-insuance-premiums-costs-natural-disasters-inflation

47 https://www.berkshirehathaway.com/2023ar/2023ar.pdf p.K-38, K-39

48 https://uphelp.org/over-50000-to-lose-homeowners-insurance-as-two-more-insurers-exit-california/

49 https://investinginclimatechaos.org/data

50 https://interactive.web.insurance.ca.gov/apex_extprd/f?p=250:40:16374315235923::NO

51 https://www.budget.senate.gov/imo/media/doc/Budget%20Committee%20Letters%20to%20Insurance%20Companies.pdf

52 https://assets.bbhub.io/professional/sites/24/BNEF-Bank-Financing-Report-Summary-2023.pdf

For the foregoing reasons, the Board recommends that our shareholders vote against this proposal.

Proxies given without instruction will be voted AGAINST this shareholder proposal.

8.	SHAREHOLDER PROPOSAL

Tulipshare Capital LLC, owner of shares of Berkshire Common Stock with a value in excess of $25,000 for at least one year intends to present for action at the meeting the following proposal.

RESOLVED: Shareholders request that Berkshire charter a new committee of independent directors on Artificial Intelligence (“AI”) to address risks associated with the development and deployment of AI systems across its own operations, portfolio companies, and new investments. The committee charter shall authorize the committee to meet with employees, customers, suppliers, and other relevant stakeholders at the discretion of the committee, and to retain independent consultants and experts as needed.

Supporting Statement: Shareholders support the responsible use of AI to drive growth, improve efficiency, and maintain competitiveness within Berkshire and its portfolio. However, AI technologies also pose regulatory, societal, and human rights risks that require proactive management. The White House Office of Science and Technology Policy’s ethical guidelines for AI stress the importance of safety, transparency, algorithmic fairness, and human oversight,53 and the National Institute of Standards and Technology established a “Risk Management Framework” outlining a proper approach to AI risk which evaluates harm to people, organizations, and ecosystems54-all of which are increasingly relevant as AI usage expands across industries.

AI systems, if not responsibly governed, can cause significant harm, as seen when Amazon, Berkshire’s portfolio company, scrapped a biased hiring tool55 and Alexa spread false claims about the 2020 US election, highlighting risks to fairness, public trust, and democracy.56 In 2024, Glass Lewis and ISS supported a shareholder proposal to Apple, another Berkshire portfolio company, arguing that improved transparency would allow shareholders to better evaluate the risks associated with the use of AI and would not be overly burdensome on the company.57

Berkshire’s substantial investments in AI-driven companies amplify the need for strong governance. As Warren Buffett has warned, the irreversible nature of AI development demands robust oversight to mitigate significant risks associated with its misuse and a lack of understanding.58 Without it, Berkshire risks falling behind in a rapidly evolving market, especially as institutional investors like Norges Bank publicly set its expectations regarding governance of AI by its portfolio companies,59 and Legal & General Investment Management has also promulgated its expectations for AI adoption60 and publicly supported the AI proposal to Apple alongside Norges.61

Berkshire and its portfolio are increasingly exposed to financial, legal, and reputational risks as AI systems become more complex, fail to function as intended, or yield problematic outcomes.62 Companies failing to implement ethical AI governance face growing legal challenges, including lawsuits for discrimination and violations of privacy laws.63 An independent AI committee would help Berkshire anticipate risks, ensure regulatory compliance, avoid legal battles, and protect its reputation and consumer trust by establishing clear ethical AI guidelines.

We urge shareholders to support the creation of this independent AI committee to better manage the risks and opportunities of AI, ensuring the long-term value and reputation of our Company so that Berkshire remains at the forefront of responsible corporate governance in an increasingly AI-driven world.

53 https://www.whitehouse.gov/ostp/ai-bill-of-rights

54 https://nvlpubs.nist.gov/nistpubs/ai/NIST.AI.600-1.pdf

55 https://www.reuters.com/article/world/insight-amazon-scraps-secret-ai-recruiting-tool-that-showed-bias-against-women-idUSKCN1MK0AG/

56 https://www.washingtonpost.com/technology/2023/10/07/amazon-alexa-news-2020-election-misinformation/

57 https://corpgov.law.harvard.edu/2024/05/06/next-gen-governance-ais-role-in-shareholder-proposals/

58 https://www.cnn.com/2024/05/06/investing/warren-buffett-compares-ai-nuclear-weapons/index.html#:~:text=%E2%80%9CWe%20 let%20a%20genie%20out,way%20out%20of%20the%20bottle.%E2%80%9D : https://www.youtube.com/watch?v=TVIHfNKz-LM

59 https://www.nbim.no/en/publications/our-views/2023/responsible-artificial-intelligence/

60 https://blog.lgim.com/categories/esg-and-long-term-themes/how-well-press-for-safe-ai/

61 https://www.ft.com/content/387c446c-55e0-4f54-a4b4-80bf9d5bc2f3#:~:text=Norges%20Bank%20Investment%20Management%20and%20Legal%20&,shareholders%20respectively%2C

%20have%20said%20they%20will%20support

62 https://www.skadden.com/insights/publications/2024/09/insights-september-2024/developing-and-using-ai

63 https://legal.thomsonreuters.com/blog/the-key-legal-issues-with-gen-ai/

THE BOARD OF DIRECTORS UNANIMOUSLY FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

Berkshire’s Board recommends a “no” vote on this proposal. The Board does not believe that chartering a new committee of independent directors on Artificial Intelligence is necessary or in the best interests of shareholders.

The Board periodically receives updates on the major risks and opportunities of Berkshire’s operating businesses. Berkshire manages its operating businesses on an unusually decentralized basis and has minimal involvement in these businesses’ day-to-day activities. The creation of a new, independent Board committee focused on Artificial Intelligence would be inconsistent with Berkshire’s culture and is unnecessary.

Consistent with Berkshire’s decentralized management model, Berkshire places the obligation to assess and manage risk on its subsidiaries; the subsidiaries are required to regularly assess and review their individual operations and compliance risks and document an annual risk assessment that captures the compliance risk areas set forth in Berkshire’s Prohibited Business Practices Policy (publicly available at https://berkshirehathaway.com/govern/pbpp-2024dec.pdf). This risk assessment is required to take into consideration the management of emerging risks to ensure compliance with applicable laws. Risks related to the use of new technologies such as Artificial Intelligence are specifically included in the scope of external risks examined by the subsidiaries.

Berkshire’s Governance, Compensation and Nominating Committee develops and recommends corporate governance guidelines applicable to the Company and its Audit Committee reviews how the Company assesses and manages the company’s exposure to risk. The Board believes that this governance structure, combined with the risk assessment obligations placed on its subsidiaries related to the use of Artificial Intelligence, provide an appropriate level of oversight at this time and an independent Artificial Intelligence committee is not needed. Accordingly, the Board recommends that our shareholders vote against this proposal.

Proxies given without instruction will be voted AGAINST this shareholder proposal.

9.	OTHER MATTERS

As of the date of this statement your management knows of no business to be presented to the meeting that is not referred to in the accompanying notice other than the approval of the minutes of the last Annual Meeting of Shareholders, which action will not be construed as approval or disapproval of any of the matters referred to in such minutes. As to other business that may properly come before the meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with his or her best judgment, including upon any shareholder proposal about which the Corporation did not receive timely notice.

Annual Report

The Annual Report to the Shareholders for 2024 accompanies this proxy statement, but is not deemed a part of the proxy soliciting material.

A copy of the 2024 Form 10-K report as filed with the Securities and Exchange Commission, excluding exhibits, will be mailed to shareholders without charge upon written request to: Corporate Secretary, Berkshire Hathaway Inc., 3555 Farnam Street, Omaha, NE 68131. Such request must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of Class A or Class B Stock of the Corporation on March 5, 2025. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees. The 2024 Form 10-K is also available through the Securities and Exchange Commission’s website (www.sec.gov).

Proposals of Shareholders

Any shareholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2026 Annual Meeting must be received by the Corporation by November 13, 2025. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. It is suggested the proposal be submitted by certified mail – return receipt requested. Shareholders who intend to present a proposal at the 2026 Annual Meeting without including such proposal in the Corporation’s proxy statement must provide the Corporation notice of such proposal no later than February 4, 2026. The Corporation reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

By order of the Board of Directors

MARC D. HAMBURG, Secretary

Omaha, Nebraska

March 14, 2025

P R O X Y

BERKSHIRE HATHAWAY INC.

Annual Meeting of Shareholders to be held on May 3, 2025

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Gregory E. Abel and Marc D. Hamburg, or either of them, as proxies, with power of substitution to each proxy and substitute, to vote the Class A Common Stock (CLA) and Class B Common Stock (CLB) of the undersigned at the 2025 Annual Meeting of Shareholders of Berkshire Hathaway Inc. and at any adjournment thereof, as indicated on the reverse hereof on the matters specified, and as said proxies may determine in the exercise of their best judgment on any other matters which may properly come before the meeting or any adjournment thereof.

IF PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NOT SPECIFIED, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS.

PLEASE SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY

IN THE ENCLOSED ENVELOPE

SEE REVERSE SIDE	SEE REVERSE SIDE

☒	Please mark votes as in this example.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 3, 2025.
The Board of Directors Recommends a Vote For All Nominees.	The following material is available at www.berkshirehathaway.com/eproxy.
Proxy Statement Annual Report

1. Election of Directors

Nominees: Warren E. Buffett, Gregory E. Abel,

Howard G. Buffett, Susan A. Buffett, Stephen B. Burke,

Kenneth I. Chenault, Christopher C. Davis, Susan L. Decker,

Charlotte Guyman, Ajit Jain, Thomas S. Murphy, Jr.,

Wallace R. Weitz and Meryl B. Witmer

MARK HERE ☐ FOR ADDRESS CHANGE AND NOTE AT LEFT

☐ FOR ALL NOMINEES	☐ WITHHELD FROM ALL NOMINEES	Please sign exactly as your name appears. If acting as attorney, executor, trustee or in representative capacity, sign name and title.

☐	Signature:	Date

For, except vote withheld from the above nominee(s).	Signature:	Date

The Board of Directors Recommends a Vote Against Item 2.

2.	Shareholder proposal requesting that the Company publish a report regarding the costs and benefits of Berkshire Hathaway Energy’s voluntary environmental activities.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommends a Vote Against Item 3.

3.	Shareholder proposal requesting that the Company disclose the highest NEO’s pay ratio.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommends a Vote Against Item 4.

4.	Shareholder proposal requesting that the Company issue a civil rights and non-discrimination report.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommends a Vote Against Item 5.

5.	Shareholder proposal requesting that the Board of Directors oversee an independent racial discrimination audit.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommends a Vote Against Item 6.

6.	Shareholder proposal requesting that the Company designate a Board Committee to oversee the Company’s diversity and inclusion strategy.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommends a Vote Against Item 7.

7.	Shareholder proposal requesting that the Company annually disclose its clean energy financing ratio.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommends a Vote Against Item 8.

8.	Shareholder proposal requesting that the Board charter a new committee of independent directors to address risks associated with the development and deployment of AI across the Company’s operations.

☐ FOR	☐ AGAINST	☐ ABSTAIN